Exhibit 99.1

EDITORIAL CONTACT:	CONTACTS:

Dave Kroll	Mike Haase
(408) 749-3310 dave.kroll@amd.com	(408) 749-3124 mike.haase@amd.com

Ruth Cotter (408) 749-3887 ruth.cotter@amd.com

Advanced Micro Devices, Inc. Announces Intention to Offer Senior Notes

SUNNYVALE, CA – October 13, 2004 – Advanced Micro Devices, Inc. (NYSE: AMD) today announced that it intends to offer $600,000,000 in principal amount of Senior Notes due 2012 pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

AMD intends to use the net proceeds generated from the offering, together with existing cash, to prepay the full amount owed by the company’s indirect wholly-owned German subsidiary, AMD Saxony Limited Liability Company & Co. KG, under its existing term loan.

The Notes will not be registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations.